UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On June 17, 2010, John McGlade, Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc., gave a presentation at the William Blair & Company 30th Annual Growth Stock Conference relating to various matters.  Below is a transcript of the portions of the presentation related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc. and expected proxy solicitation in connection with Airgas’s 2010 annual shareholder meeting.  The presentation was posted for replay on June 18, 2010.

COMPANY: Air Products & Chemicals, Inc. (APD)
EVENT: William Blair 30th Annual Growth Stock Conference Call
DATE: June 17, 2010

<<John McGlade, Chairman, President and Chief Executive Officer>>

With the time I have left, let me just switch quickly, there’s been a lot written about this and I’m not going to really say anything new about this, to the Airgas transaction. The point to remember here is, first and foremost how it started out, good solid underlying growth opportunity for Air Products on the base business. And I’ve been very clear as has been our CFO on our Board, we’re not going to do anything in terms of overpaying foreign acquisitions that would then begin to put in question our ability to execute against the good underlying opportunity that we have for Air Products.

However, this does represent a very attractive reentry into the U.S. packaged gas market for our company. So if we look at the highlights of the transaction, couple of key points to takeaway. We went with after many, many months of trying to engage in a collaborative acquisition to an offer on the 4th of February represented a 38% premium to the closing price for their shares.

We identified substantial synergies, it’s expected to be accretive for Air Products on a GAAP and a cash basis out of the blocks and we’re well down the path on regulatory approval. I should note that we’ve mentioned in both our Q1 and Q2 calls that our operating numbers will be affected by some of the cost for our advisors and those are articulated here on the slide.

Really, the bottom line of this is there’s just tremendous strategic than in industrial logic. It will make us the number one player in the United States, a fairly broad based supplier across all three modes of supply that’s pipeline, that’s liquid bulk and packaged gases. On a global basis, there really are complementary skills between the two organizations. We can believe that we can bring quickly to the table some capabilities in driving those synergies that they’re going to struggle to do themselves and that generates the cost savings, but there is also growth synergies that we see as the economy recovers.

And what you’ll see from this slide is, the key takeaways on the right. We’re committed to doing this. We’ve been following our strategy; we’ve been playing that out. We’re committed to delivering on this, but we’re committed to delivering on it on a value that is important and represents the right value for the Air Product shareholders as well. We’re going to be disciplined and we’re going to stay focused on the game plan that we laid out.

Yesterday, we announced our preliminary proxy materials. These are summarized on this slide in the context of that and those folks, the directors that we’re trying to nominate along with the shareholder proposals that we put forth are really positioned and geared to get a fair hearing and to get this transaction completed in a timely manner.